Global Axcess Corp Announces the
Receipt of South African Escrow Funds

PONTE VEDRA BEACH, Fla., April 4 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTCBB: GAXC), a leading provider of ATM solutions to financial institutions and businesses, announced that the Company has received $175,000 in escrowed proceeds relating to the sale of GAXC's South African subsidiary, Cash Axcess Corporation (Pty) Ltd (CAC), to Coin Security Group (Pty), Ltd. (Coin Security) which is a private company incorporated in South Africa. The Company plans to record this receipt into income during the First Quarter of 2007.

George McQuain, President and CEO of Global Axcess, stated, "We are pleased to conclude a transaction that benefits our First Quarter 2007 Financials and allows us to continue our strategy of creating value through managing ATMs in the U.S."

About Global Axcess Corp

Headquartered in Ponte Vedra Beach, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as one of the nation's leading ATM solutions companies. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. For more information on the Company, please visit http://www.globalaxcess.biz.

Contact: Sharon Jackson of Global Axcess Corp, +1-904-395-1149